UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of Earliest Event Reported): March 10, 2005

DWANGO NORTH AMERICA CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50533	84-1407365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2211 Elliott Ave., Suite 601
Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

(206) 832-0600
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Effective March 10, 2005, we entered into a Content Provider Standard Service Agreement (the “Service Agreement”) with Wmode Inc., a company incorporated under the provincial laws of Alberta, Canada. The Service Agreements grants us the right to use WMode’s ClearMode distribution service to deliver our products (including ringtones, games and images) to customers of certain wireless service providers that use the ClearMode distribution service.

We cannot offer our products to customers of a particular wireless service provided until we have entered into an addendum with Wmode to the Service Agreement that relates to a particular wireless service provider. On March 10, 2005, we entered into an addendum to the Service Agreement that permits us to deliver our products to mobile phone subscribers of Microcell, Inc.’s Fido mobile phone service (the “Fido Addendum”). Pursuant to the Fido Addendum, we are responsible for: (i) offering our products in compliance with Fido’s published standards; (ii) providing the necessary technology to maintain and distribute our products; (iii) providing certain levels of customer support services and (iv) maintaining the compatibility of our products and the ClearMode distribution service. We are entitled to certain payments based upon the gross revenue earned by Fido from the sale of our products to its customers. The term of the Fido Addendum is indefinite, subject to earlier termination upon 90 days notice, with a minimum term of six months. The Fido Addendum provides that we can only provide our services to Fido customers through the WMode distribution service.

On March 10, 2005, we entered into an addendum to the Service Agreement that permits us to deliver our products to mobile phone subscribers of Rogers Wireless’s mobile phone service (the “Rogers Addendum”). The Rogers Addendum describes the end user download experience that we are required to provide and identifies the portion of the Rogers Wireless revenues generated by our services that we are entitled to be paid. The Rogers Addendum provides that we can only provide our services to Rogers customers through the WMode distribution service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2005

DWANGO NORTH AMERICA CORP.

	By:	/s/ Paul Quinn
Name: Paul Quinn
Title: Chief Financial Officer